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                                                                     EXHIBIT 2.2
                                 LEASE AGREEMENT




        THIS LEASE AGREEMENT ("LEASE"), is made and entered into as of September 12, 2001 by and between Microsoft Corporation, a Washington corporation ("LANDLORD"), and Spacelabs Medical, Inc., a California corporation ("TENANT"),

        1. PREMISES AND TERM.

               1.1. In consideration of the obligation of Tenant to pay rent as provided in this Lease, and in consideration of the other terms, provisions and covenants of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord the real property described on Exhibit "A" attached hereto (the "PREMISES"), including the buildings and parking areas located thereon and appurtenances thereto and commonly known as 15120 and 15220 N.E. 40th Street, Redmond, Washington. The Premises consist of two buildings, a "Manufacturing Building" and an "Office Building."

               1.2. The term of this Lease shall be for eighteen (18) months commencing on September 12, 2001 (the "COMMENCEMENT DATE") and ending March 12, 2003 (the "LEASE TERM").

               1.3. Immediately before the commencement of this Lease, Tenant and its affiliate, Spacelabs Medical, Inc. a Delaware corporation ("SLMD-DE") owned the Premises and sold them pursuant to a Real Estate Purchase and Sale Agreement dated as of September 5, 2001 between Tenant and SLMD-DE as seller and USREA, Inc. a Delaware corporation as buyer (the "PURCHASE AGREEMENT"). Therefore, Tenant is and has been in possession of the Premises. Tenant acknowledges that no representations as to the condition or repair of the Premises have been made by Landlord, and Tenant accepts the Premises "As Is, Where-Is" in their present condition, including known and unknown defects, having owned and had a full and complete opportunity to inspect the same.

               1.4. Tenant shall have the option to terminate this Lease by written notice to Landlord, such termination to be effective as of the date specified in such notice, provided, however, that such effective date shall be
(i) not less than 60 days after the date of such notice, and (ii) no earlier than September 12, 2002. Upon the effective date of such termination, the parties shall have no further rights or obligations with respect to this Lease, except those which have accrued prior to the termination date or expressly survive termination.

        2. BASE RENT AND SECURITY DEPOSIT.

               2.1. Tenant agrees to pay to Landlord Base Rent for the Premises, in advance, without demand, deduction or set off except as expressly provided herein, for the entire Lease Term at the monthly rate as set forth below, consisting of a combined monthly payment for both the Manufacturing Building and the Office Building:

Building                          Months of Term                  Monthly Rent
--------                          --------------                  ------------
Manufacturing                           1-12                      $317,958
                                       13-18                      $326,437
Office                                  1-12                      $301,501
                                       13-18                      $308,262
Total                                   1-12                      $619,459
                                       13-18                      $634,699

One monthly installment shall be due and payable on the date of this Lease and a monthly installment shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Lease Term, except that the rental payment for any fractional calendar month at the commencement or end of the Lease period shall be prorated on the basis of a 30-day month. It is the purpose and intent of Landlord and Tenant that this Lease shall yield to Landlord the Base Rent specified in this Section 2.1 and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises that may arise or become due during the Lease Term shall be paid by Tenant as provided in this Lease and, except for such obligations and charges as have otherwise expressly been assumed by Landlord in accordance with the terms and conditions of this Lease, including pursuant to Sections 5, 6 and 12 hereof.

               2.2. All rent and other payments required to be made by Tenant to Landlord shall be payable to Landlord at the address set forth in Section 22 or at such other address as Landlord may specify from time to time by written notice. Tenant's obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received as good funds by Landlord.

               2.3. Tenant has deposited $619,459 with Landlord, which shall be held by Landlord as a security deposit for Tenant's performance of all of the terms, covenants and conditions of this Lease (the "SECURITY DEPOSIT"). If Tenant defaults under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this Security Deposit for the payment of any amount Landlord may spend by reason of Tenant's default beyond notice and cure periods or to compensate Landlord for any loss or damage Landlord may suffer because of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant performs each of its obligations under this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant within ten (10) days after the later of the expiration of the Lease term or the date Tenant vacates the Premises.

        3. USE. The Manufacturing Building and the Office Building shall be used only for the purposes of the development, manufacture, sale and commercial distribution of the Tenant's or its affiliates' products and services, or other lawful purposes as may be incidental thereto, in a manner consistent with Tenant's usage prior to the purchase of the Premises by Landlord. Outside storage, including without limitation, trucks and other vehicles, is prohibited without Landlord's prior written consent (which shall not be unreasonably withheld or delayed), except temporary parking of trucks or containers will not constitute outside storage. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for its particular business in the Premises. Tenant shall comply with all governmental laws, ordinances and regulations applicable to its particular use of the Premises (collectively, "Governmental Requirements"), and shall promptly comply with all governmental orders and directives applicable to Tenant's particular use of the Premises, including but not limited to those regarding the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant's sole expense but excluding modifications, alterations or capital improvements necessitated by Government Requirements to be paid for by Landlord pursuant to Section 6 herein. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would disturb or endanger any person. Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) that would render the insurance thereon void or increase the insurance risk. If Tenant's use of the Premises results in an increase in insurance premiums, Tenant shall be solely responsible for and pay the increase within ten
(10) days after Landlord's demand therefore.

        4. TAXES AND OTHER CHARGES.

               4.1. Tenant agrees to pay any and all real and personal property taxes, regular and special assessments, license fees and other charges of any kind and nature payable by Landlord as a result of any public or quasi-public authority, private party, or owner's association levy, assessment or imposition against, or arising out of Landlord's ownership of or interest in, the Premises (collectively referred to as the "CHARGES"), but expressly excluding any federal or state income taxes, franchise taxes, sales taxes or the like. Tenant shall pay such Charges directly to the proper recipients of such Charges and shall provide Landlord proof of such payment. Any Charges that may be paid in installments shall be so paid, and, Tenant shall only be responsible for the portion of the installments due during the Lease Term, except that, since there was no proration of such taxes under the Purchase Agreement, Tenant shall pay all real and personal property taxes for the second half of 2001 notwithstanding that the term of this Lease does not commence until September 12, 2001. At the expiration of the Lease Term, any real estate taxes or other Charges shall be pro rated for any partial year and (i) if Tenant has paid amounts for periods


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attributable to periods after the expiration of the Lease Term, Landlord shall refund such amounts to Tenant and (ii) if there are amounts not yet paid by Tenant attributable to periods during the Lease Term, such amounts shall be paid by Tenant to Landlord.

               4.2. If Tenant does not pay any amounts required to be paid by Tenant under Section 4.1 within the cure period specified in Section 17(a), in addition to any other remedies provided in this Lease, Landlord may, if it so elects, pay the Charges. Any sums so paid by Landlord shall be deemed to be additional rental owing by Tenant to Landlord and due and payable upon demand plus interest at the rate of ten percent (10%) per annum (the "DEFAULT RATE") from the date of payment by Landlord until repaid by Tenant.

               4.3. If at any time during the Lease Term, the present method of taxation shall be changed so that in lieu of the whole or any part of any real estate taxes, assessments, fees or charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents or the present or any future building or buildings, then all such taxes, assessments, fees or charges, or the part thereof so measured or based, shall be deemed to be included within the term "Charges" for the purposes of this Lease.

               4.4. Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Premises. If any such taxes are levied against Landlord or Landlord's property and if Landlord elects to pay the same or if the assessed value of Landlord's property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable.

        5. TENANT'S MAINTENANCE.

               5.1. Landlord and Tenant acknowledge that except as otherwise expressly provided herein it is the intent of the parties that Tenant shall not be obligated to make any capital replacements or modifications to the Premises and shall only be responsible for repairs and maintenance (including structural repairs) required as a result of (i) ordinary wear and tear during the Lease Term, (ii) Tenant's particular use or manner of use of the Premises, or (iii) Tenant's negligence or breach of the Lease. As between Landlord, and Tenant, Landlord shall make any repairs or replacements necessary to keep the Premises in good operating order, other than those listed in clauses (i) - (iii) above. Tenant shall, at its sole cost and expense, provide for termite and pest extermination, regular removal of trash and debris, landscape maintenance, plant material replacement, sweeping, window cleaning, and keeping the parking areas, driveways and shall keep the whole of the Premises in a clean and sanitary condition.

               5.2. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all heating, ventilating and air conditioning systems and equipment serving the Premises.

               5.3. As initially stated in Section 5.1 above, Tenant shall have no obligation to make or pay for any capital replacement (as determined under generally accepted accounting principles) to the Premises with the exception of Tenant's obligation to pay the cost of the repair or replacement of the roof at the Manufacturing Building. Pursuant to Section 5.7 of the Purchase Agreement, Tenant has established an escrow in the amount of $250,000 to be held under a separate escrow agreement (the "Roof Escrow"), which amount shall be applied by Landlord to the costs of such work. Landlord shall be obligated to complete such roof work within one year after executing this Lease and any amounts remaining in the Roof Escrow following the completion of such work shall be refunded to Tenant. Landlord shall use diligent efforts (short of litigation) to minimize the cost of the roof work, including making claims under existing warranties, as assigned to Landlord, or "make goods." Under no circumstances shall Tenant be responsible for any costs in connection with the Roof work in excess of $250,000.

               5.4. With Landlord's consent, which shall not be unreasonably withheld or delayed, Tenant may, subject to Section 7, make capital replacements as are necessary to continue its customary operations on the Premises, at its sole cost and expense and without reimbursement of any kind from Landlord.


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        6. LANDLORD OBLIGATIONS. Landlord shall be responsible for all repairs and maintenance except as required of Tenant under Sections 5 and 7 hereof, including but not limited to deferred maintenance items and capital improvements (including restoration of casualty losses) at the Premises.

        7. ALTERATIONS. Tenant shall not make any alterations, additions or improvements to the Premises that are structural in nature or exceed a cost of $25,000, except with Landlord's consent (not to be unreasonably withheld or delayed). Landlord may condition its consent to any such alterations on Tenant's agreement to remove any such alterations at its expense at the termination of the Lease Term, to restore the Premises to its condition prior to such alterations, and/or to repair any damage to the Premises resulting from such removal. Tenant shall also be responsible at its expense for any additional alterations to the Premises required by the Americans With Disabilities Act required as the result of the alterations made by Tenant. In addition, it shall not be unreasonable for Landlord to withhold its consent to a proposed alteration if the making of such alteration will require Landlord to comply with land use or building code requirements at a cost in excess of $50,000.00. All shelves, bins, machinery, other personal property and trade fixtures installed by Tenant may be removed by Tenant before the expiration of the Term if Tenant so elects. In addition, paragraph A of Schedule 7.1 sets forth those items that constitute fixtures but that are important to Tenant's business and that Tenant may remove prior to the expiration of the Term if Tenant so elects. Paragraph B of Schedule 7.1 lists certain items that may be considered personal property but which Tenant agrees to leave in the Premises at the end of the Lease Term. If Tenant installs any item during the Lease Term that constitutes a fixture, Tenant may notify Landlord that upon Tenants election Tenant may remove the same. If Tenant elects to remove any items of property as permitted by this
Section 7, Tenant shall repair any damage to the Premises resulting from such removal. In addition, Tenant shall, at the end of the Lease Term, remove those items of property identified on paragraph A of Schedule 7.1 ("Required Removal Items"), and shall repair any damage to the Premises resulting from the removal of such Required Removal Items. To the extent that this Section 7 requires (or permits Landlord to require) any repair of damage to the Premises resulting from removal (as opposed to restoration of the Premises to its prior condition) such repair shall be reasonably consistent with the remainder of the Premises and Tenant shall be entitled to reasonably mitigate cost and expense through patching, spot painting, and similar measures. All such work constituting new improvements or installations shall be accomplished in good workmanlike manner so as not to damage the primary structure or structural qualities of the building and other improvements on the Premises.

        8. SIGNS. Tenant shall not install exterior signs upon the Premises beyond those existing as of the date of this Lease without Landlord's consent, not to be unreasonably withheld or delayed. Tenant may, at its option remove all such signs prior to the termination of this Lease and shall, at the termination of this Lease, remove such signs and repair any damage to the building caused by such removal. Such installations and removals shall be made so as to avoid injury or defacement of the building and other improvements. To the extent that this Section 8 requires any repair of damage to the Premises as a result of the removal of such signs, such repair shall be reasonably consistent with the remainder of the Premises and Tenant shall be entitled to reasonably mitigate cost and expense through patching, spot painting and similar measures.

        9. INSPECTION.

               9.1. Upon 48 hours prior notice (which notice may be telephonic) to Tenant's manager at the Premises, except in the event of an emergency in which case notice is not required, Landlord and Landlord's agents and representatives shall have the right to enter the Premises during normal business hours, accompanied by Tenant's employee(s) to inspect the Premises, or in connection with the design of improvements to the be made to the Premises after the termination of this Lease, or make repairs permitted pursuant to the Lease. During the period that is three (3) months before the end of the Lease term, upon twenty-four (24) hours prior telephonic notice to Tenant's designated representative, Landlord and Landlord's representatives may enter the Premises during normal business hours for the purposes of design and construction planning and showing the Premises to prospective tenants or purchasers. In addition during such period, Landlord shall have the right to erect a suitable sign on the Premises stating that the Premises are available. In exercising its rights under this Section 9.1, Landlord shall not unreasonably interfere with Tenant's use of the Premises.

               9.2. At the end of the Lease Term and before vacating the Premises, Tenant shall arrange to meet with Landlord for a joint inspection of the Premises to confirm that the Premises are in the Agreed Upon Condition. As used herein, "Agreed Upon Condition" means removal of all trash, broom cleaning, cleaning and


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wiping down of all fixtures, and landscape maintenance, repair of any damage resulting from the removal of items required or permitted by Section 7, subject to the limitations contained in such Section 7 with respect to repairs, and the repair of any damage as specified and pursuant to Section 26 below, all of which shall be done at the latest practical date before vacation of the Premises.

        10. UTILITIES. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler connection or consumption charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges, or the like pertaining thereto and any maintenance charges for utilities and shall furnish all electric light bulbs and tubes for the Premises. Landlord shall in no event be liable for any interruption of failure of utility services on the Premises.

        11. ASSIGNMENT AND SUBLETTING. Tenant shall not have the right, voluntarily or involuntarily, to assign, convey, transfer, mortgage or sublet the whole or any part of the Premises under this Lease. For purposes of this paragraph, the term "transfer" shall include a transfer of a controlling interest in Tenant. Notwithstanding the foregoing, Tenant shall have the right without Landlord's consent (but upon prior written notice to Landlord which notice shall include such information as reasonably necessary for Landlord to confirm Tenant's compliance with this Section 11) to assign this Lease to Tenant's parent, affiliate or a wholly owned subsidiary, or to a successor in interest of substantially all of Tenant's stock or assets, provided that no default in Tenant's obligations hereunder exists beyond any applicable cure period and the assignee assumes Tenant's obligations hereunder. No such assignment shall relieve Tenant from any liability for Tenant's or its assignee's obligations hereunder; provided, however, that if (i) substantially all of Tenant's assets are transferred (ii) the transferee assumes Tenant's obligations under this Lease pursuant to an assumption agreement reasonably acceptable to Landlord, and (iii) Tenant is not then in default hereunder, then Tenant shall be released from liability hereunder to the extent of obligations arising after the date of such assumption.

        12. INSURANCE, FIRE AND CASUALTY DAMAGE.

               12.1. Landlord shall maintain insurance covering the building in the amount of its replacement cost, which shall insure against the perils of Fire, Earth Movement, including Earthquake and Flood, Lightning, Extended Coverage, Vandalism, Boiler and Machinery and Malicious Mischief, extended by Special Extended Coverage Endorsement to insure against all other Risks of Direct Physical Loss, and such other coverages as are customary for properties such as the Premises and as Landlord reasonably elects (the "INSURANCE"). Subject to the provisions of Sections 12.3, 12.4, 12.5 the Insurance shall be for the sole benefit of Landlord and under its sole control.

               12.2. Tenant agrees to pay Landlord's cost of carrying Insurance. During each month of the term of this Lease, Tenant shall make a monthly payment to Landlord equal to one-twelfth of the annual cost of the Insurance that will be due and payable for that particular year. Each Insurance payment shall be due and payable, as additional rent, at the same time and manner of the payment of the monthly Base Rent. The monthly Insurance payment is subject to increase or decrease as determined by Landlord to reflect premium charges. The Insurance payments of Tenant shall be reconciled annually and upon expiration or termination of the Lease. If Tenant's total Insurance payments are less than Landlord's actual Insurance cost, Tenant shall pay to Landlord upon demand the difference; if the total Insurance payments of Tenant are more than Landlord's actual Insurance cost, Landlord shall credit the excess to the next monthly payment by Tenant for Insurance.

               12.3. Tenant shall notify Landlord immediately after a casualty occurs to the Premises. (1) If more than 40% of either building is damaged by fire or other casualty, (2) if rebuilding or repairs cannot in Landlord's estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, or (3) the damage occurs more than nine (9) months after the Commencement Date, then either Landlord or Tenant may elect to terminate this Lease effective upon the date of the occurrence of such damage. Any notice of termination under this provision shall be given within ninety (90) days following the date of the occurrence of such damage. Notwithstanding the above, Landlord's termination of the Lease shall not be effective under this subsection 12.3 if Tenant gives written notice to Landlord within five (5) business days of Tenant's receipt of Landlord's termination notice that Tenant shall at its sole cost and expense make such repairs as necessary to allow Tenant to legally use and occupy the Premises and Tenant promptly makes such repairs.


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               12.4. If this Lease is not terminated pursuant to Section 12.3,
Landlord shall at its sole cost and expense with reasonable diligence rebuild and repair the structural elements of the building (including the roof and exterior walls) to serviceable condition. Landlord shall not be required to rebuild in the same configuration as now existing so long as the rebuilt Premises are reasonably useable by Tenant for its business as conducted prior to the casualty, taking into consideration the remaining Lease Term. Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been placed in, or about the Premises by Tenant all of which shall be restored and repaired by Tenant at its sole cost and expense to the extent necessary for Tenant to lawfully occupy the Premises and only if Tenant desires to continue to occupy the Premises, provided that Landlord shall make available to Tenant for reimbursement of Tenant's costs of restoration the insurance proceeds, if any, that remain after Landlord completes its restoration. If the Premises are untenantable in whole or in part following such damage, the Base Rent payable during the period in which they are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. The Base Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant's business. The abatement shall consider the nature and extent of interference with Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after (1) Landlord completes the repairs and restoration, and (2) Landlord gives notice to Tenant that the repairs and restoration are completed. If Landlord does not complete such repairs and rebuilding within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord within ten (10) days after the end of such 180-day period as Tenant's exclusive remedy for Landlord's failure, whereupon this Lease shall terminate.

               12.5. Tenant shall, during the Term and any other period of occupancy, at its sole cost and expense, keep in full force and effect the following insurance:

                      (1) Commercial General Liability Insurance insuring Tenant against any liability arising out of lease, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence for injury to, or death of one or more persons, and for damage to tangible property (including loss of use). The policy shall insure the hazards of premises and operations, independent contractors, contractual liability (covering the indemnity contained in Sections 13 and 23 hereof) and shall (a) name Landlord and the Trustee and certificate holder under the Synthetic Lease Trust (as defined in Section 29) as additional insureds, (b) contain a severability of interests provision, a provision that the insurance provided to Landlord as additional insured shall be primary to and not contributory with insurance maintained by Landlord, and a provision that an act or omission of one of the insureds or additional insureds that would void or otherwise reduce coverage shall not reduce or void the coverage as to the other named and additional insureds, and (c) may be carried pursuant to a blanket or umbrella policy. Landlord has reviewed and approved Tenant's current coverages and carriers.

All policies shall be written in a form satisfactory to Landlord and shall be taken out with insurance companies holding a General Policyholders Rating of "A:VII" as set forth in the most current issue of Bests Insurance Guide. Within ten (10) days after the execution of the Lease, but in any event before Tenant occupies the Premises, Tenant shall deliver to Landlord copies of policies or certificates evidencing the existence of the amounts and forms of coverage satisfactory to Landlord, which shall be kept current throughout the Lease Term. No policy shall be cancelable except after thirty (30) days prior written notice to Landlord. Tenant shall furnish Landlord with renewals or "binders" thereof, and if Tenant fails to do so within a reasonable period, then Landlord may order such insurance and charge the cost thereof to Tenant as additional rent.

               12.6. Each party waives and releases claims arising in any manner in its ("INJURED PARTY'S") favor and against the other party for loss or damage to Injured Party's property, the Premises or its contents located within or constituting a part or all of the Premises. This waiver applies to the extent the loss or damage is covered by: (1) the Injured Party's insurance; or (2) the insurance the Injured Party is required to carry under this Section 12, whichever is greater. This waiver applies whether or not the loss is due to the negligent acts or omissions of Landlord or Tenant, or their respective officers, directors, employees, agents, contractors, or invitees. This waiver and release extends to anyone claiming through or under a party as a result of a right of subrogation. This waiver and release does not apply to claims caused by a party's willful misconduct. Each party shall obtain from its insurance carrier a waiver of subrogation as a clause in or endorsement to its policy, provided however, that the


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

endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable.

        13. INDEMNITY.

               13.1. Landlord shall not be liable to Tenant or Tenant's employees, agents, servants, guests, invitees or visitors, or to any other person for any injury to person or damage to property whatsoever on or about the Premises, resulting from and/or caused in part or whole by any acts or omissions of Tenant, its employees, agents, servants, guests, invitees, contractors and visitors, or of any other person entering upon the Premises, or caused by the building and improvements located on the Premises becoming out of repair (to the extent of Tenant's obligations to repair), or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises, or due to any other cause except injury to persons or damage to property caused by the negligence or willful misconduct of Landlord.

               13.2. Subject to the waiver in Section 12.6, Tenant shall indemnify and hold harmless Landlord from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arises out of
(a) any activity, work or thing permitted or suffered to be done by Tenant, or any of its agents or contractors, on or about the Premises during the Term, or
(b) any act or omission of Tenant, its employees, agents, contractors, or invitees, or (c) any breach or default by Tenant in the performance of any obligation to be performed under this Lease. This indemnity does not apply (i) to claims, suits, actions or liabilities to the extent they are caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors or invitees, (ii) to damage, claims, suits, actions or liabilities waived under
Section 12.6, or (iii) to the matters indemnified against in Article 23.

        In the absence of comparative or concurrent negligence on the part of Landlord, its agents, their affiliates and subsidiaries, or their respective directors, employees or contractors the foregoing indemnity shall also include reasonable costs, expenses and attorney's fees incurred in connection with any indemnified claim or incurred by Landlord in successfully establishing the right to indemnity. Tenant shall have the right to assume the defense of any claim subject to this indemnity. Landlord agrees to cooperate fully with Tenant and Tenant's counsel in any matter where Tenant elects to defend, provided Tenant promptly reimburses Landlord for reasonable costs and expenses incurred in connection with its duty to cooperate.

        The foregoing indemnity is conditioned upon Landlord providing prompt notice to Tenant of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnity, along with sufficient details that will enable Tenant to make a reasonable investigation of the claim.

        When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant (except Tenant's agents, officers, employees or invitees), Tenant shall have the duty to defend except that portion arising out of the Landlord's sole negligence, gross negligence or willful misconduct.

               13.3. Subject to the waiver in Section 12.6, Landlord shall indemnify and hold harmless Tenant from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property to the extent arising from (a) the negligence or willful misconduct of Landlord, its employees, agents or contractors; or (b) any breach or default by Landlord in the performance of any obligation on Landlord's part to be performed under this Lease. This indemnity does not apply to claims, suits, actions or liabilities caused in whole or in part by the negligent acts or omissions or willful misconduct of Tenant, its agents, employees, contractors or invitees, to damage, claims, suits, actions or liabilities waived under Section 12.6.

        In the absence of comparative or concurrent negligence on the part of Tenant, its agents, their affiliates and subsidiaries, or their respective directors, employees or contractors the foregoing indemnity shall also include reasonable costs, expenses and attorney's fees incurred in connection with any indemnified claim or incurred by Tenant in successfully establishing the right to indemnity. Landlord shall have the right to assume the defense of any claim subject to this indemnity with counsel reasonably satisfactory to Tenant. Tenant agrees to cooperate fully with Landlord and Landlord's counsel in any matter where Landlord elects to defend, provided Landlord shall promptly reimburse Tenant for reasonable costs and expenses incurred in connection with its duty to cooperate.

        The foregoing indemnity is conditioned upon Tenant providing prompt notice to Landlord of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnity, along with sufficient details that will enable Landlord to make a reasonable investigation of the claim.

               13.4. The indemnification obligations contained in this Section 13 shall not be limited by any worker's compensation, benefit or disability laws, and each indemnifying party hereby waives any immunity that said indemnifying party may have under the Industrial Insurance Act, Title 51 RCW and similar worker's compensation, benefit or disability laws.

               13.5. LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED THOSE RELATING TO WORKER'S COMPENSATION BENEFITS AND
LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

               13.6. THE INDEMNIFICATION OBLIGATION HEREUNDER SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

        14. CONDEMNATION.

               14.1. If all or any substantial part of the Premises is taken for any public or quasi-public use under government law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are being leased, this Lease shall terminate upon the earlier of (i) on the date the condemning authority first takes possession of the Premises, or (ii) the date title vests in the condemning authority.

               14.2. If part of the Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Section 14.1, this Lease shall not terminate but the Base Rent payable during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

               14.3. Landlord shall receive the entire award for any such taking or private purchase in lieu thereof. Tenant shall be entitled to make a claim in any condemnation proceedings, that does not reduce the amount of Landlord's award.

               14.4. Landlord shall not agree to a sale in lieu of condemnation if the effect would be to cut short the Lease term stated in Section 1.2.

        15. HOLDING OVER. Tenant will, at the termination of this Lease, by lapse of time or otherwise, immediately yield possession to Landlord. If Landlord agrees in writing that Tenant may hold over after the expiration or termination of this Lease, unless the parties otherwise agree in writing on the terms of such holding over, the hold over tenancy shall be subject to termination by Landlord or by Tenant at any time upon thirty (30) days advance written notice, and all of the other terms and provisions of this Lease shall be applicable during that period except that Tenant shall pay Landlord monthly, as rental for the period of any hold over, an amount equal to two (2) times the Base Rent in effect on the termination date, plus all additional rental as defined herein. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The provisions of this Section 15 shall not be construed as Landlord's consent for Tenant to hold over.

        16. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the rent and performing its other covenants and agreements set forth in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the term without hindrance or molestation from Landlord or by anyone having title paramount to Landlord or claiming through or under Landlord, subject to the terms and provisions of this Lease.

        17. EVENTS OF DEFAULT. The following events shall constitute events of defaults by Tenant under this Lease:

               (a) Tenant does not pay any installment of the rent or other payments owed Landlord when due, and such failure shall continue for a period of five (5) business days after written notice of such default.

               (b) Tenant does not comply with any term, provision or covenant of this Lease (other than as described in subparagraph 17(a)), and does not cure such failure within thirty (30) days after written notice of the breach is given to Tenant (or if the breach requires longer than thirty (30) days to cure, Tenant fails to start curing within thirty (30) days after receipt of written notice and to promptly and diligently prosecute the cure to completion within ninety (90) days thereafter.

               (c) Tenant makes an assignment for the benefit of creditors.

               (d) The filing by or against Tenant of a petition to have Tenant adjudged bankrupt or a petition for reorganization under any law relating to bankruptcy (unless in the case of a petition filed against Tenant, the petition is dismissed within 90 days).

               (e) A receiver or trustee is appointed for all or substantially all of the assets of Tenant.

        18. REMEDIES. Upon the occurrence of any event of default described in
Section 17, Landlord shall have the option to pursue any one or more of the following remedies without notice or demand.

               18.1. Cure the default and charge the costs to Tenant, in which case Tenant shall pay such costs as additional rent promptly on demand, together with interest thereon at the Default Rate.

               18.2. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy it may have for possession or unpaid rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof. In such event, Landlord shall be entitled to accelerate the rent obligation and recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including (i) the worth at the time of the award of the unpaid Base Rent, additional rent and other charges that Landlord had earned at the time of the award, (ii) the worth at the time of the award of the amount of the unpaid Base Rent, additional rent and other charges that Tenant would have paid for the balance of the Lease Term after the time of award, and (iii) any other reasonable amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease, including, but not limited to, the cost of recovering possession of the Premises, reasonable expenses of reletting, and Landlord's reasonable attorneys' fees incurred in connection, therewith. As used in subpart (i) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the Default Rate. As used in subparagraph (ii) above, the "worth at the time of the award" is computed by discounting such amounts at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

               18.3. Without terminating the Lease, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, and relet the Premises for such terms ending before, on or after the expiration date of the Lease Term, at such rentals and upon such other conditions (including concessions and prior occupancy periods) as Landlord in its sole discretion may determine, and receive the rent therefor; and Tenant agrees to pay to the Landlord on demand any deficiency that may arise by reason of such reletting. Landlord shall mitigate its damage by making reasonable efforts to relet the Premises on reasonable terms. If Landlord is successful in reletting the Premises at a rental in excess of that agreed to be paid by Tenant under the terms of this Lease, Landlord and Tenant agree that Tenant shall not be entitled, any circumstances, to the excess rental, and Tenant specifically waives any claim to the excess rental. Landlord may relet for a shorter or longer period of time than the Lease Term and make reasonably necessary repairs or alterations. If Landlord relets for a period longer than the Lease Term, then any special concessions given to the new tenant shall be allocated throughout the entire reletting term so that Tenant is charged only with the proportion of the concessions allocated to the remainder of the Lease Term. All sums collected from reletting shall be applied first to

Landlord's expenses of reletting described in Section 18.2, and then to the payment of amounts due from Tenant to Landlord under this Lease.

               18.4. Enter upon the Premises, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of Landlord or otherwise.

               18.5. Whether or not Landlord retakes possession or relets the Premises, Landlord shall have the right to recover unpaid rent and all damages caused by Tenant's default, including attorney's fees. Damage shall include, without limitation: all rentals lost, all legal expenses and other related costs incurred by Landlord following Tenant's default, all costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting, all costs (including without limitation any brokerage commissions and the value of Landlord's time) incurred by Landlord, plus interest thereon from the date of expenditure until fully repaid at the Default Rate.

               18.6. If Tenant is in default more than once during the Lease Term in its obligation to pay any installment of Base Rent, additional rent or other charges owed Landlord under this Lease within ten (10) days from when due, then to help defray the additional cost to Landlord for processing late payments Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of the payment. The late charge shall be in addition to all of Landlord's other rights and remedies under this Lease or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

               18.7. To the extent not prohibited by law, pursuit of one remedy shall not preclude pursuit of any other remedies, such remedies being cumulative and non-exclusive, nor shall pursuit of any remedy constitute a forfeiture or waiver of any rent due Landlord or of any damages accruing to Landlord by reason of Tenant's breach of this Lease. No act or thing done by the Landlord or its agents during the Lease Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises. No agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms of this Lease. Landlord's acceptance of the payment of rental or other payments after the occurrence of an event of default shall not be deemed or construed as a waiver of such default, or as an accord and satisfaction. Forbearance by Landlord to enforce one or more of the remedies upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Landlord's right to enforce any remedies with respect to such default or any subsequent default.

               18.8. If either party employs the services of an attorney in connection with an event of default by the other party under this Lease, the nondefaulting party will be entitled to recover from the defaulting party its reasonable attorney's fees and costs, and if either party brings an action or proceeding against the other party arising out of or concerning performance or interpretation of this Lease, the prevailing party shall be entitled to recover from the other party its attorneys fees and costs.

        19. {INTENTIONALLY DELETED}

        20. MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgage(s) and/or deed(s) of trust ("SECURITY INSTRUMENT") now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon. Within ten (10) business days after written request, Tenant shall execute a subordination agreement in form and substance reasonably acceptable to Tenant confirming such subordination. Landlord covenants not to take any actions or fail to take any actions that could be expected to result in a default under any such Security Instruments, and agrees to indemnify and hold Tenant harmless against and from any claims, damages, or losses resulting from any default under any such Security Instruments. The indemnification provision of this Section 20 shall survive the expiration or earlier termination of this Lease.

        21. MECHANIC'S LIENS. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature upon, or in any manner to bind, the interest of Landlord in the

Premises or to charge the rentals payable under this Lease for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant will pay or cause to be paid all sums due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon. Tenant will discharge, by bond or otherwise, any mechanic's lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant, within ten (10) days after filing. Tenant will indemnify, defend and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease arising out of Tenant's actions during the Lease Term.

        22. NOTICES. All notices, demands or requests which may or are required to be given by one party to the other under this Lease shall be given in writing and sent by United States Registered or Certified Mail, postage prepaid, return receipt requested, or nationally recognized overnight air carrier, and addressed to the Landlord's address or Tenant's address below, as the case may be. Notices shall be deemed to have been given upon receipt or attempted delivery where delivery is not accepted. Either party may change its address upon notice given to the other. Tenant shall also give default notices to Landlord's mortgagee after receiving notice from Landlord of the mortgagee's name and address.

       LANDLORD:                                 TENANT:

       Microsoft Corporation                     Spacelabs Medical, Inc.
       1 Microsoft Way                           15220 N.E. 40th St.
       Redmond, Washington  98052                Redmond, WA  98052
       Attn:  Jose Oncina                        Attn:  Gene DeFelice
       Facsimile No.: (425) 936-7329                    General Counsel
                                                 Facsimile No.: (425) 883-7091

       With a copy to:                           With a copy to:

       Microsoft Corporation                     King & Spalding
       Law and Corporate Affairs                 1185 Avenue of the Americas
       1 Microsoft Way                           New York, New York 10036
       Redmond, Washington  98052                Attn:  Christopher B. Price
       Attn:  Tim Osborn                         Facsimile No.:  (212) 556-2222
       Facsimile No.: (425) 706-7329

        23. HAZARDOUS MATERIALS.

               (a) The term "Hazardous Materials" refers to any substances, materials, and wastes that are or become regulated as hazardous or toxic substances, dangerous wastes, hazardous wastes, extremely hazardous wastes, special wastes or universal wastes under any applicable local, state or federal law, regulation or order. Pursuant to the Purchase Agreement, Landlord has purchased the Premises from Tenant and SLMD-DE. Existing Hazardous Materials on the Premises disclosed to Landlord before closing of the purchase are referred to as the "Existing Hazardous Materials". Notwithstanding the foregoing, the term "Existing Hazardous Materials" shall not include the following to the extent the same are located on the Premises as of the date of this Lease (collectively, the "REMOVABLE HAZARDOUS MATERIALS"):

               (i) any Hazardous Materials held for distribution by Tenant in the ordinary course of business;

               (ii) any waste Hazardous Materials being stored before disposal in the ordinary course of business (collectively, the "WASTE HAZARDOUS Materials"), specifically including the following: wastes stored in any dangerous or medical waste areas (including all containers of Hazardous Materials, medical sharps, paints, roofing materials, acid neutralizers, chemical sorbent pads, lubricants, adhesives, used mercury vapor light bulbs, used fluorescent lights bulbs, used fluorescent light ballasts and other materials similar to the foregoing); and

               (iii) any other containers of maintenance chemicals stored on the Premises and used by Tenant in the ordinary course of business for maintaining the Premises.

               (b) The term "New Hazardous Materials" shall mean any Hazardous Materials that are brought onto, released or discharged on, under, in, above, to or from the Premises during the Lease Term, and shall not include the Existing Hazardous Materials. During the Lease Term, Tenant shall not cause or permit the presence, use, generation, release, discharge, storage, disposal, or transportation of any New Hazardous Materials or Removable Hazardous Materials on, under, in, above, to, or from the Premises, other than in strict compliance with all applicable federal, state and local laws, regulations and orders. On or before vacating the Premises, Tenant shall remove from the Premises all New Hazardous Materials and Removable Hazardous Materials, and shall properly dispose of the same except to the extent the same are being held by Tenant for distribution or reuse in the ordinary course of business.

               (c) Tenant shall indemnify, defend and hold Landlord harmless from and against the following:

               (i) any loss, cost, expense, claim, or liability arising out of any investigation, monitoring, clean-up, containment, removal, storage, or restoration work required by, or incurred by Landlord or any nongovernmental or governmental entity or person in a reasonable belief that such work is required by any applicable federal, state or local law, governmental agency, or political subdivision, but only to the extent arising out of the presence, release or discharge on, under, in, above, to, or from the Premises of any Removable Hazardous Materials or New Hazardous Materials ("REMEDIAL WORK"); and

               (ii) any claims of third parties for loss, injury, expense, or damage arising out of the presence, release or discharge on, under, in, above, to, or from the Premises of any Removable Hazardous Materials or New Hazardous Materials("THIRD PARTY ENVIRONMENTAL CLAIMS").

Upon obtaining actual knowledge of any claim for Remedial Work or any Third Party Environmental Claims that could give rise to a claim for indemnification under this Paragraph 23, Landlord shall notify Tenant promptly in writing (a "NOTICE OF CLAIM") of such information as Landlord may have with respect to such indemnification claim (including copies of any pleadings and any written claim, demand, invoice or other document evidencing or asserting the same). Tenant shall have 30 days after receipt of the Notice of Claim to notify Landlord of Tenant's election to defend such claim on behalf of Landlord. If Tenant elects to defend such claim, Landlord shall reasonably cooperate with Tenant to assist in the defense of such claim.

               (d) If any Remedial Work is required under any applicable federal, state or local law during the term of this Lease, Tenant shall perform or cause to be performed the Remedial Work in compliance with such law, regulation or order. All Remedial Work shall be performed by one or more contractors under the supervision of a consulting engineer, each selected by Tenant and approved in advance in writing by Landlord. If Tenant does not commence the Remedial Work in a timely fashion or does not diligently prosecute the Remedial Work to completion, Landlord may, but shall not be required to, cause the Remedial Work to be performed, subject fully to the indemnification of this Paragraph 23. The foregoing indemnification obligation shall survive termination of this Lease.

        24. MISCELLANEOUS.

               24.1. BINDING EFFECT; COUNTERPARTS. This Lease shall apply to, inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors and permitted assigns, except as otherwise expressly provided in this Lease. Landlord shall have the right to assign any of its rights and obligations under this Lease. This Lease may be executed in counterparts for the convenience of the parties.

               24.2. AUTHORITY. Each person signing this Lease on behalf of a party represents and warrants that he/she is duly authorized to execute this Lease on behalf of such party, and that such party is authorized to enter into this Lease.

               24.3. CAPTIONS AND GOVERNING LAW. The captions inserted in this Lease are for convenience only, they in no way define, limit or otherwise describe the scope or intent of this Lease, and shall not be used to interpret or construe this Lease. This Lease shall be governed by the laws of the State of Washington.

               24.4. ESTOPPEL CERTIFICATE. Tenant agrees from time to time, but no more frequently than three times during the Lease term, within ten (10) business days after request of Landlord, to deliver to Landlord, or a prospective purchaser of or lender against the Property, an estoppel certificate that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease and such other matters pertaining to the status of this Lease as may be reasonably requested by Landlord. It is understood and agreed that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of this Lease.

               24.5. AMENDMENT. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties.

               24.6. SURVIVAL. All obligations of the parties hereunder not fully performed as of the expiration or earlier termination of the term of this Lease and the indemnity provisions of the parties shall survive the expiration or earlier termination of the Term hereof, including without limitation all payment obligations with respect to taxes and insurance and all obligations concerning the condition of the Premises. Any security deposit held by Landlord shall be credited against the amount payable by Tenant under this Section 24.6.

               24.7. SEVERABILITY. If any clause or provision of this Lease is found to be illegal, invalid or unenforceable, then the remainder of this Lease shall not be affected thereby.

               24.8. NO OFFER. Submission of this Lease for examination or signature by Tenant does not constitute a reservation of or option to Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

               24.9. EFFECTIVE DATE. All references in this Lease to "the date" of this Lease or similar references shall be deemed to refer to the date set forth in the opening paragraph of this Lease.

               24.10. TIME. Time is of the essence of this Lease with respect to the performance of every provision in which time of performance is a factor.

               24.11. RECORDING. Neither party shall record this Lease or a memorandum thereof without the consent of the other party.

               24.12. LIGHT AND AIR. This Lease does not grant any right of access to light, air or view over the property, and Landlord shall not be liable from any diminution of light, air or view by an adjacent structure or vegetation.

        25. LIABILITY OF LANDLORD. If Landlord sells or transfers the Premises, Landlord, on consummation of the sale or transfer, shall be released from any liability thereafter accruing under this Lease but only if Landlord's successor has assumed in writing, for the benefit of Tenant, Landlord's obligations under this

Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord shall transfer such security deposit or prepaid rent to Landlord's successor and on such transfer and the assumption by such transferee of Landlord's obligations under this Lease, Landlord shall be discharged from any further liability with respect to such security deposit or prepaid rent. Tenant agrees that no officer, employee, agent, or individual partner of Landlord, or its constituent entities, shall be personally liable for any obligation of Landlord under this Lease, and that Tenant must look solely to the interest of Landlord, or its constituent entities in the subject real estate and the rents, proceeds, profits and income therefrom, for the enforcement of any claims against Landlord arising under or in connection with this Lease.

        26. NO WASTE. Subject to the limitations contained in Section 5 above:
(i) Tenant shall make all repairs to the Premises necessitated by the negligence or willful misconduct during the Lease term of Tenant, its agent, employees or invitees, and (ii) Tenant shall not commit or suffer any waste to the Premises during the Lease term, provided, that in each of subsection (i) and (ii) there shall be excepted repairs due to reasonable wear and tear, casualty and condemnation, and any other damage that is covered by the insurance described in
Section 12.

        27. WAIVER OF TRIAL BY JURY. Landlord and Tenant each agree to and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, any claim of injury or damage, or any statutory remedy.

        28. GUARANTY. This Lease shall be effective only if SLMD-DE executes, concurrently with the execution of this Lease, the Lease Guaranty attached hereto as Exhibit B

        29. SUBLEASE. This Lease is a sublease, subject and subordinate, to the terms of that certain Lease Agreement between Wells Fargo Bank Northwest, National Association, not in its individual capacity, but solely as trustee under MS Trust 2001-1 (the "Synthetic Lease Trust"), as landlord, and Landlord, as tenant, (as amended, modified, supplemented, or restated from time to time, the "Synthetic Lease"). Landlord covenants not to take any actions or fail to take any actions that could be expected to result in a default under the Synthetic Lease, and agrees to indemnify and hold Tenant harmless against and from any claims, damages, or losses resulting from a default under the Synthetic Lease.

                               LANDLORD:

                               MICROSOFT CORPORATION, a Washington corporation


                               By ______________________________________________
                                   Its _________________________________________


                               TENANT:

                               SPACELABS MEDICAL, INC., a California corporation


                               By ______________________________________________
                                   Its _________________________________________

STATE OF WASHINGTON          )
                             ) ss.
COUNTY OF                    )

        I certify that I know or have satisfactory evidence that _____________________ is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the of Microsoft Corporation to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

        Dated: ________________



                                            ____________________________________
                                            Notary Public

                                            ____________________________________
                                            [Printed Name]
                                            My appointment expires _____________



STATE OF WASHINGTON          )
                             ) ss.
COUNTY OF                    )

        I certify that I know or have satisfactory evidence that ___________________________ is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the ____________________________ of Spacelabs Medical, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

        Dated: _________________



                                            ____________________________________
                                            Notary Public

                                            ____________________________________
                                            [Printed Name]
                                            My appointment expires _____________

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF PREMISES


PARCEL 1:

THAT PORTION OF THE NORTHWEST 1/4 OF THE SOUTHEAST 1/4 OF THE SOUTHWEST 1/4 OF
SECTION 14, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M., LYING WEST OF SR 520, AS CONVEYED TO THE STATE OF WASHINGTON, BY DEED RECORDED OCTOBER 28, 1971, UNDER RECORDING NO. 7110280156;

TOGETHER WITH THE NORTH 1/2 AND THE WEST 236.028 FEET, AS MEASURED AT RIGHT ANGLES, OF THE SOUTH 1/2 OF THE FOLLOWING DESCRIBED TRACT OF LAND:

THE SOUTHWEST 1/4 OF THE SOUTHEAST 1/4 OF THE SOUTHWEST 1/4 OF SECTION 14, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M., LYING WEST OF SR 520, AS CONVEYED TO THE STATE OF WASHINGTON, BY DEED RECORDED OCTOBER 28, 1971, UNDER RECORDING NO. 7110280156;

EXCEPT THE SOUTH 30.00 FEET THEREOF FOR ROAD;

AND EXCEPT THAT PORTION CONVEYED TO THE CITY OF REDMOND BY DEED RECORDED UNDER KING COUNTY RECORDING NO. 8310180010;

AND EXCEPT THAT PORTION CONVEYED TO THE STATE OF WASHINGTON BY DEED RECORDED UNDER KING COUNTY RECORDING NO. 7209270505;

AND EXCEPT THAT PORTION THEREOF CONVEYED TO THE STATE OF WASHINGTON BY DEED RECORDED UNDER KING COUNTY RECORDING NO. 9902252351;

AND TOGETHER WITH THAT PORTION OF THE NORTH 3/4 OF THE EAST 1/2 OF THE SOUTHWEST 1/4 OF THE SOUTHWEST 1/4 OF SECTION 14, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M., DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EAST LINE OF THE SOUTHWEST 1/4 OF THE SOUTHWEST 1/4 OF SAID SECTION, SAID POINT BEING 737.34 FEET NORTH OF THE SOUTHEAST CORNER THEREOF; THENCE NORTH 89 DEGREES 58'18" WEST ALONG THE NORTH LINE OF THE SOUTH
737.34 FEET OF SAID SUBDIVISION, A DISTANCE OF 177.21 FEET; THENCE SOUTH 00 DEGREES 25'37" EAST A DISTANCE OF 398.01 FEET; THENCE SOUTH 89 DEGREES 45'23" EAST A DISTANCE OF 177.22 FEET TO A POINT ON THE EAST LINE OF SAID SUBDIVISION WHICH IS 398.67 FEET SOUTH OF THE POINT OF BEGINNING; THENCE NORTH 00 DEGREES 25'37" WEST ALONG SAID EAST LINE A DISTANCE OF 398.67 FEET TO THE POINT OF BEGINNING;

(BEING KNOWN AS LOTS 2 AND 3 OF LOT LINE REVISION NO. LLR 90-0013, ACCORDING TO THE LOT LINE ADJUSTMENT RECORDED UNDER KING COUNTY RECORDING NO. 9103059015, EXCEPT THAT PORTION THEREOF LYING EASTERLY OF SR 520 AS CONVEYED BY DEED NO. 9902252351);

SITUATE IN THE CITY OF REDMOND, COUNTY OF KING, STATE OF WASHINGTON.

PARCEL 2:

THE SOUTH 1/2 OF THE SOUTHEAST 1/4 OF THE SOUTHWEST 1/4 OF THE SOUTHWEST 1/4 OF
SECTION 14, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M.;

EXCEPT THE EAST AND WEST 30 FEET THEREOF;

AND EXCEPT THE SOUTH 40 FEET THEREOF CONVEYED TO KING COUNTY FOR N.E. 40TH STREET BY DEED RECORDED UNDER KING COUNTY RECORDING NO. 2442028 AND CONVEYED TO THE CITY OF REDMOND BY DEED RECORDED UNDER KING COUNTY RECORDING NO. 8102050557;

SITUATE IN THE CITY OF REDMOND, COUNTY OF KING, STATE OF WASHINGTON.

PARCEL 3:

THE EAST 30 FEET OF THE SOUTH 1/2 OF THE SOUTHEAST 1/4 OF THE SOUTHWEST 1/4 OF THE SOUTHWEST 1/4 OF SECTION 14, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M.;

AND EXCEPT THE SOUTH 40 FEET THEREOF CONVEYED TO KING COUNTY FOR N.E. 40TH STREET BY DEED RECORDED UNDER KING COUNTY RECORDING NO. 2442028 AND CONVEYED TO THE CITY OF REDMOND BY DEED RECORDED UNDER KING COUNTY RECORDING NO. 8102050557;

SITUATE IN THE CITY OF REDMOND, COUNTY OF KING, STATE OF WASHINGTON.

PARCEL 4:

A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS CREATED IN ACCESS

EASEMENT AND MAINTENANCE AGREEMENT RECORDED UNDER RECORDING NO. 9102251395.

PARCEL 5:

A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS CREATED IN EASEMENT AND BUSINESS APPROVAL AGREEMENT RECORDED UNDER RECORDING NO. 8310030552.

                                    EXHIBIT B

                                    GUARANTY

        In consideration of the execution of that certain Lease Agreement between Microsoft Corporation, a Washington corporation ("Landlord") as landlord, and Spacelabs Medical, Inc., a California corporation ("Tenant") , as tenant (the "Lease") of even date herewith, affecting premises more particularly described therein and commonly known as 15120 and 15220 N.E. 40th, Redmond, Washington, the undersigned ("Guarantor") hereby guarantees to Landlord, and its successors and assigns, the performance of all obligations of the Tenant under the Lease, including, without limitation, the payment of all rent and other sums payable by Tenant under the Lease, and agrees to pay to Landlord all damages that may arise in consequence of any default by Tenant under the Lease, including, without limitation, all reasonable attorneys' fees incurred by Landlord in connection with any default by Tenant under the Lease or in connection with the enforcement of this Guaranty.

        This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against Guarantor without the necessity of any suit or proceedings on the Landlord's part against the Tenant or its successors and assigns, and without the necessity of any notice of non-payment, non-performance, or non-observance, or of any notice of acceptance of this Guaranty, or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which Guarantor hereby waives. Guarantor agrees that this Guaranty and the obligations of the Guarantor hereunder shall not be terminated, affected, diminished, or impaired by reason of (i) any failure by Landlord to assert against Tenant or its successors or assigns any right or remedy Landlord may have, (ii) any assignment, renewal, modification or extension of the Lease, (iii) any waiver by Landlord of any term or provision of the Lease, (iv) any bankruptcy or insolvency of Tenant, or its successors or assigns, or (v) any dealings or transactions between Landlord and Tenant, whether or not Guarantor has consented to or received notice of any of the foregoing.

        Dated: September 12, 2001.


                                 SPACELABS MEDICAL, INC., a Delaware corporation


                                 By ____________________________________________

                                  SCHEDULE 7.1

A. Items that could be considered fixtures, but that Tenant may remove during the Lease Term and shall remove at the end of the Lease Term:

        Equipment used in Manufacturing and as part of Spacelabs' business

        Reception Desks
        Security system
        Computer projection systems in conference rooms
        Enclosed white boards
        EMI test chamber
        TM antennas

        Clock system (both buildings)
        Reader boards (both buildings)
        TV's on mounts (both buildings)
        Vent hoods above gas work benches (both buildings)
        All telephone switch equipment (both buildings)
        Air compressors (both buildings)

        Wire cage systems throughout both buildings
        Eye wash systems
        Pallet Wrapper

        Kitchens: (both buildings)

        Refrigerators
        Stoves
        Grills
        Fryers
        Dishwashers
        Stainless work counters

B. Items that might be considered personal property but will stay in the Premises at the end of the Lease Term:

        Building supplies unique to these buildings (matching carpet, tiles and like items)
        Projection screens in demo rooms and ECR
        Raised floor and tiles in computer rooms
        Hoods to stoves in kitchens


                                 Schedule 7.1-1

                                TABLE OF CONTENTS

1.      PREMISES AND TERM............................................        1
2.      BASE RENT AND SECURITY DEPOSIT...............................        1
3.      USE..........................................................        2
4.      TAXES AND OTHER CHARGES......................................        2
5.      TENANT'S MAINTENANCE.........................................        3
6.      LANDLORD OBLIGATIONS.........................................        4
7.      ALTERATIONS..................................................        4
8.      SIGNS........................................................        4
9.      INSPECTION...................................................        4
10.     UTILITIES....................................................        5
11.     ASSIGNMENT AND SUBLETTING....................................        5
12.     INSURANCE, FIRE AND CASUALTY DAMAGE..........................        5
13.     INDEMNITY....................................................        7
14.     CONDEMNATION.................................................        8
15.     HOLDING OVER.................................................        8
16.     QUIET ENJOYMENT..............................................        8
17.     EVENTS OF DEFAULT............................................        9
18.     REMEDIES.....................................................        9
19.     {INTENTIONALLY DELETED}......................................       10
20.     MORTGAGES....................................................       10
21.     MECHANIC'S LIENS.............................................       10
22.     NOTICES......................................................       11
23.     HAZARDOUS MATERIALS..........................................       11
24.     MISCELLANEOUS................................................       13
        24.1.  Binding Effect; Counterparts..........................       13
        24.2.  Authority.............................................       13
        24.3.  Captions and Governing Law............................       13
        24.4.  Estoppel Certificate..................................       13
        24.5.  Amendment.............................................       13
        24.6.  Survival..............................................       13
        24.7.  Severability..........................................       13
        24.8.  No Offer..............................................       13
        24.9.  Effective Date........................................       13
        24.10. Time   ...............................................       13
        24.11. Recording.............................................       13
        24.12. Light and Air.........................................       13
25.     LIABILITY OF LANDLORD........................................       13
26.     NO WASTE.....................................................       14
27.     WAIVER OF TRIAL BY JURY......................................       14
28.     GUARANTY.....................................................       14
29.     SUBLEASE.....................................................       14


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